Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS
FIRST QUARTER 2010 RESULTS

EDGEWOOD, NY – May 17, 2010 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported its results of operations for the three months ended March 31, 2010.

Net sales for the three months ended March 31, 2010 were $7,743,000 compared to $5,749,000 for the comparable prior year period, an increase of $1,994,000 or 34.7%.  The sales growth was primarily due to an increase in sales of network interface device and connectivity products as a result of both improvements in economic activity, which has positively impacted the markets for the Company’s products, and sales to new customers in the current period.

           Operating income for the three months ended March 31, 2010 was $757,000 compared to an operating loss of $196,000 in the comparable prior year period, an increase of $953,000.  The increase was primarily attributable to an increase in gross profit as a result of higher sales levels in the current period.

Net income for the quarter ended March 31, 2010 was $463,000, or $0.03 per diluted share, compared to a net loss of $232,000, or $0.02 per share, for the same prior year period, an increase of $695,000.  The current quarter results include a tax provision of $300,000 compared to a tax provision of $39,000 in the same prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “We are encouraged by the sales increase in the current quarter over the prior year comparable quarter, as it is evidence of the recovering economy and the success of our market share gains achieved in the latter half of 2009.  Our higher gross margin is reflective of a quarter where the factors that affect margin were aligned in our favor.  This increase, combined with relatively level operating expenses in each period, drove the nearly one million dollar increase in operating income in the current period.  Our balance sheet remains strong, and we have built up inventory to satisfy anticipated increased sales levels in 2010.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services.  Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position.  Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events.  Among those factors are:
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and our ability to win new contracts;
•	dependence on third parties for certain product development;
•
dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•
weather and similar conditions, including the effect of typhoons on our assembly facilities in the Pacific Rim which can disrupt production, the effect of hurricanes in the United States which can increase the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended March 31,
	2010	2009
	(unaudited)
Net sales	$7,743	$5,749
Cost of sales	4,552	3,622
Gross profit	3,191	2,127

Operating expenses:
Selling, general and administrative	2,049	1,884
Research and development	385	439
Total operating expenses	2,434	2,323

Operating income (loss)	757	(196)

Interest income	6	3

Income (loss) before income taxes	763	(193)

Income tax provision	300	39

Net income (loss)	$463	$(232)

Net income (loss) per common share:
Basic and Diluted	$0.03	$(0.02)

Weighted average common shares outstanding:
Basic	13,595	13,560
Diluted	13,982	13,560

 TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2010 (unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,609	$5,129
Certificate of deposit	7,000	7,000
Accounts receivable, net of allowance of $91 and $82 at March 31, 2010 and December 31, 2009, respectively	3,552	3,468
Inventories, net	10,161	8,044
Deferred tax assets, net	1,079	1,100
Other current assets	195	235
Total current assets	26,596	24,976

Property, plant and equipment, net	7,839	8,020
Deferred tax assets, net	7,554	7,791
Other assets, net	199	175
Total assets	$42,188	$40,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,841	$2,429
Accrued liabilities	872	688
Total current liabilities and total liabilities	3,713	3,117

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,288,484 shares issued and 14,210,847 shares outstanding as of March 31, 2010, and 14,240,853 shares issued and 14,223,216 shares outstanding as of December 31, 2009	142	143
Additional paid-in capital	43,218	43,050
Accumulated deficit	(4,604)	(5,067)
	38,756	38,126
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2009 and 2008	(281)	(281)
Total stockholders' equity	38,475	37,845

Total liabilities and stockholders' equity	$42,188	$40,962